SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported) August 7, 2006

NETWORK INSTALLATION CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-25499	88-0390360
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5625 Arville, Suite E, Las Vegas, Nevada 89118
(Address of principal executive offices) (Zip Code)

(702) 889-8777
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be Included in the Report

Item 1.01 Entry Into a Material Definitive Agreement

On August 7, 2006, Network Installation Corp. (the “Company”) entered into a Loan Restructure Agreement (the “Restructuring Agreement”) with Preston Capital Partners, LLC (“Preston”) pursuant to which the Company restructured the terms of its outstanding loans from Preston.

Pursuant to the terms of the Restructuring Agreement, which is effective June 30, 2006:

•

All of the Company’s outstanding loans from Preston pursuant to certain loan documents between the Company and Preston from and after 2003 (the “Loan Documents”) totaling approximately $375,000 are superceded by a Promissory Note (the “New Note”) dated August 7, 2006 by the Company in favor of Preston in the principal amount of $375,000;

•	The New Note bears interest at a rate of 7% per annum. Payments on the New Note are to be made as follows:

Month	Monthly Payment Amount
August 3, 2006-January 1, 2008	$2,000
February 1, 2008 – June 1, 2011	$8,000

A final balloon payment in the amount of $111,805.41 is due on July 1, 2011.

•	All convertible debentures issued to Preston pursuant to the terms of the Loan Documents were cancelled and are required to be surrendered to the Company.

•	Preston waived any default that may have occurred under the Loan Documents prior to the date of the Restructuring Agreement;

•	Preston waived all penalties and premiums that may have accrued under the Loan Documents prior to the date of the Restructuring Agreement;

•	Preston waived any obligation to register any securities of the Company imposed by the Loan Documents prior to the date of the Restructuring Agreement;

•

In the event of a default under the Restructuring Agreement or the New Note, Preston has the right to (1) declare the full unpaid balance of the New Note to be Preston due and payable, and (2) reinstate and enforce its rights under the Loan Documents, including conversion into shares of the Company’s stock. All other rights, representations and warranties would survive and be governed as agreed pursuant to the Loan Documents. In the event of a default, the Company would be obligated to issue to Preston stock of the Company as provided in the Loan Agreements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK INSTALLATION CORP.
August 11, 2006	_/s/ Chris Pizzo_________________ Chris Pizzo Chief Financial Officer

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